Exhibit 6.12

AMENDMENT NUMBER ONE TO LOAN AND SECURITY AGREEMENT

This AMENDMENT NUMBER ONE TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated and effective as of August 3, 2022, is entered into by and among SUGARFINA CORPORATION, a Delaware corporation, SUGARFINA IP LLC, a Delaware limited liability company, and SUGARFINA USA LLC, a Delaware limited liability company (individually and collectively, “Borrower”) and AUSTIN FINANCIAL SERVICES, INC., a Delaware corporation (“Lender”).

RECITALS

A.           Borrower and Lender previously entered into that certain Loan and Security Agreement dated as of May 24, 2022 (as amended, modified, supplemented, extended, renewed, restated, or replaced from time to time, the “Loan Agreement”);

B.            Borrower has requested that Lender agree to certain amendments to the Loan Agreement, which Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, Borrower and Lender hereby agree as follows:

1.            Recitals. The foregoing recitals are hereby incorporated herein by this reference and made a part hereof, with the same force and effect as if fully set forth herein.

2.            Defined Terms. All initially capitalized terms used but not defined herein have the meanings assigned to such terms in the Loan Agreement.

3.            Amendments. Schedule B to the Loan Agreement is hereby amended by amending the sections below as follows:

Loan and Security Agreement Section	Credit Terms
Section 2.1 (a) – Inventory Advance Rate:	65%
Section 2.1 (a) – Inventory Sublimit:	The lesser of (a) $750,000 or (b) an amount equal to 200% of availability under clause (a) of the definition of “Borrowing Base” set forth in Schedule A

4.            Conditions Precedent to Effectiveness of Amendment. The effectiveness of this Amendment is subject to and contingent upon the fulfillment of each and every one of the following conditions to the satisfaction of Lender:

(a)            Lender shall have received this Amendment, duly executed by Borrower;

(b)            Lender shall have received all Lender’s expenses incurred through the date of this Amendment and the fees and costs of Lender’s internal and outside counsel incurred in the negotiation and preparation of this Amendment, which Borrower hereby authorizes to be paid by an Advance under the Loan Agreement;

(c)            No Event of Default or Default shall have occurred and be continuing; and

(d)            All of the representations and warranties set forth herein and in the Loan Agreement shall be true, complete and accurate in all respects as of the date hereof (except for representations and warranties that are expressly stated to be true and correct as of the date of the Loan Agreement).

5.            Representations and Warranties. In order to induce Lender to enter into this Amendment, Borrower hereby represents and warrants to Lender effective as of the date of this Amendment that:

(a)            Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder and thereunder, and each of this Amendment and all such other agreements and instruments has been duly executed and delivered by Borrower and constitutes the legal, valid, and binding obligation of Borrower, enforceable in accordance with its respective terms.

(b)            The execution, delivery, and performance by Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent, or approval by any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule, or regulation or of any order, writ, injunction, or decree presently in effect, having applicability to Borrower, or the articles of incorporation, by-laws, or operating agreement of Borrower (as applicable), or (iii) result in a breach of or constitute a default under any indenture or loan or Loan Agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(c)            No Event of Default or Default is continuing; and

(d)            All of the representations and warranties set forth herein and in the Loan Agreement are true, complete, and accurate in all respects (except for representations and warranties that are expressly stated to be true and correct as of the date of the Loan Agreement).

6.            Release.

(a)            In consideration of the agreements of Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and each guarantor, indemnitor, or obligor with respect to the Obligations (collectively, “Obligors”), on behalf of itself and its successors, assigns and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents, and other representatives (Borrower, each Obligor and all such other persons and parties being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably release, remise and forever discharge Lender, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Lender and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever, in each case, to the extent arising for, upon, or by reason of any circumstance, action, cause or thing whatsoever that arises at any time on or before the day and date of this Amendment (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now own, hold, have or claim to have against Releasees or any of them for or on account of, or in relation to, or in any way in connection with any of the Loan Agreement or any of the other Loan Documents or transactions thereunder or related thereto or hereunder as a result of any circumstance, action, cause or thing whatsoever arising for, upon, or by reason of any circumstance, action, cause or thing whatsoever that arises at any time on or before the day and date of this Amendment.

(b)            It is the intention of Borrower and each Obligor that this Amendment and the release set forth above constitute a full and final accord and satisfaction of all Claims that Releasors may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, Borrower and each Obligor, on behalf of itself and each other Releasor, expressly waive any statutory or common law provision that would otherwise prevent the release set forth above from extending to Claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Borrower and each Obligor, on behalf of itself and each other Releasor, acknowledge that it is familiar with section 1542 of California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(c)            Borrower and each Obligor, on behalf of itself and each other Releasor, waive and release any rights or benefits that each may have under section 1542 to the full extent that it may lawfully waive such rights and benefits, and Borrower and each Obligor, on behalf of itself and each other Releasor, acknowledge that each understands the significance and consequences of the waiver of the provisions of section 1542 and that each has been advised by its attorney as to the significance and consequences of this waiver.

(d)            Borrower and each Obligor understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of the provisions of such release.

(e)            Borrower and each Obligor agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered affects in any manner the final, absolute and unconditional nature of the release set forth above.

(f)            Borrower and each Obligor, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenant and agree with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower and each Obligor pursuant to Section 6 of this Agreement. If Borrower and each Obligor or any of its successors, assigns or other legal representations violates the foregoing covenant, Borrower and each Obligor, for itself and each other Releasor, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any Releasee as a result of such violation.

7.            Integration. The Loan Agreement as amended by this Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

8.            No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any default or Event of Default under the Loan Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Lender, whether or not known to Lender and whether or not existing on the date of this Amendment.

9.            Reaffirmation of the Loan Agreement. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended by this Amendment and all previous amendments to the Loan Agreement; and any and all references in the Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended by this Amendment and all previous amendments to the Loan Agreement. The existing Loan Documents, except as amended by this Amendment or, as applicable, as amended (or amended and restated) by a separate agreement or instrument in connection herewith, shall remain in full force and effect, and each of them is hereby ratified and confirmed by Borrower and Lender. Borrower and Lender intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment, or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection, or priority of the Liens on the Collateral granted pursuant to the Loan Agreement or any of the other Loan Documents evidencing, governing, or creating a Lien on the Collateral. Borrower hereby ratifies and reaffirms any and all grants of the Liens to Lender on the Collateral as security for the Obligations, and acknowledges and confirms that the grants of the Liens to Lender on the Collateral: (i) represent continuing Liens on all of the Collateral, (ii) secure all of the Obligations, and (iii) represent valid first Liens on all of the Collateral, subject only to the Permitted Liens. The Loan Agreement, as amended by this Amendment, will be construed as one agreement.

10.            No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

11.            Costs and Expenses. Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all fees and disbursements of counsel to Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Borrower hereby agrees that Lender may, at any time or from time to time in its sole discretion and without further authorization by Borrower, make a loan to Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

12.            Counterparts; Telefacsimile/Electronic Transmission Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic transmission also shall deliver a manually executed counterpart of this Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

LENDER:		BORROWER:

AUSTIN FINANCIAL SERVICES, INC.,		SUGARFINA CORPORATION,
a Delaware corporation		a Delaware corporation

By:	/s/ Karla Gorgij	By:	/s/ Brian Garrett
Name:	Karla Gorgij	Name:	Brian Garrett
Title:	Vice President	Title:	VP of Finance and IT

SUGARFINA IP LLC,
a Delaware limited liability company

		By:	/s/ Brian Garrett
		Name:	Brian Garrett
		Title:	VP of Finance and IT

SUGARFINA USA LLC,
a Delaware limited liability company

		By:	/s/ Brian Garrett
		Name:	Brian Garrett
		Title:	VP of Finance and IT